Exhibit 3

                                   EXHIBIT A

         FORM OF SENIOR SUBORDINATED 7% NON-CONVERTIBLE PROMISSORY NOTE

NEITHER THIS SECURITY NOR ANY SECURITY INTO WHICH IT IS CONVERTIBLE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), NOR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS SECURITY NOR ANY SECURITY INTO WHICH IT IS CONVERTIBLE MAY BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OF THEM UNDER THE ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE MAKER THAT SUCH SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE ACT. NEITHER THIS SECURITY NOR ANY SECURITY INTO WHICH IT IS CONVERTIBLE MAY BE TRANSFERRED EXCEPT UPON THE CONDITIONS SPECIFIED IN THIS NOTE AND THE SECURITIES PURCHASE AGREEMENT, DATED AS OF EVEN DATE HEREWITH (THE "PURCHASE AGREEMENT"), AND NO TRANSFER OF THIS SECURITY OR ANY SECURITY INTO WHICH IT IS CONVERTIBLE SHALL BE VALID OR EFFECTIVE UNLESS AND UNTIL SUCH CONDITIONS SHALL HAVE BEEN COMPLIED WITH. THE TRANSFERABILITY OF THIS SECURITY AND ANY SECURITY INTO WHICH IT IS CONVERTIBLE IS SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH HEREIN AND IN THE PURCHASE AGREEMENT, A COPY OF WHICH WILL BE PROVIDED TO THE HOLDER HEREOF UPON WRITTEN REQUEST TO THE MAKER.

                                BIO-PLEXUS, INC.

         FORM OF SENIOR SUBORDINATED 7% NON-CONVERTIBLE PROMISSORY NOTE

    THIS SENIOR SUBORDINATED 7% NON-CONVERTIBLE PROMISSORY NOTE IS MADE AND DELIVERED PURSUANT TO A CERTAIN SECURITIES PURCHASE AGREEMENT, DATED AS OF EVEN DATE HEREWITH, AND SUBJECT TO THE TERMS AND CONDITIONS THEREOF. THIS
    SENIOR SUBORDINATED 7% NON-CONVERTIBLE PROMISSORY NOTE IS SECURED BY THE COLLATERAL DESCRIBED IN A CERTAIN SECURITY AGREEMENT, DATED AS OF EVEN DATE
                      HEREWITH (THE "SECURITY AGREEMENT").

                                                                   June 18, 2002
                                                          Due: December 18, 2004
$---------------

FOR VALUE RECEIVED, BIO-PLEXUS, INC., a Delaware corporation
(the "Maker"), promises to pay to the order of _____________________ or his registered assigns (the "Holder") on or before a date which shall be the earlier of (i) thirty (30) months following the Initial Closing Date, or (ii) upon a merger or a combination of the Maker or the sale of all or substantially all of


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the assets of the Maker, or (iii) upon the acquisition of more than fifty percent (50%) of the voting power or interest of the Maker as a result of the purchase by a single entity or person or Section 13D Group (the "Maturity Date") the principal amount of ___________________________________ together with all accrued and unpaid interest thereon, unless this Note is sooner converted in accordance with the terms set forth herein. All capitalized terms used but not defined herein shall have the meaning set forth in the Purchase Agreement.

                1. Interest Rate. The unpaid balance of the principal amount of this Note shall accrue simple interest at the rate of seven percent (7%) per annum, commencing as of the date hereof through the Maturity Date or the date on which this Note is converted, whichever is earlier. Interest shall accrue on a quarterly basis and on the date of a conversion, if applicable, and shall be computed on the basis of a 365-day year, for the actual number of days involved.

                2.  Payment of Principal Amount and Interest.

                    (a) In the event this Note has not been converted prior to the Maturity Date, the unpaid principal amount of this Note, together with any accrued and unpaid interest thereon, shall become due and payable in full on the Maturity Date. Accrued interest shall be due and payable on a quarterly basis. Such payment shall be made either by wire transfer or by delivery to the Holder of a certified or cashier's check payable to the Holder.

                    (b) In the event this Note is converted in accordance with the terms hereof prior to the Maturity Date, whether pursuant to Optional Conversion or Automatic Conversion (as provided in Section 5 hereof), all accrued and unpaid interest shall be treated at the time and in the manner provided for in Section 5.

                3.  Prepayment.

                    (a) Notwithstanding the foregoing, the Maker shall have the right to prepay (and such Note must be repaid from the proceeds of any issuance of securities by the Maker (other than in respect of securities issued pursuant to the exercise of any stock options or warrants on an "cashless exercise" basis)), at any time or times after the Initial Closing Date, after no less than fifteen (15) Business Days' prior written notice to the Holder (which notice shall state the principal amount to be prepaid and the proposed prepayment date), all or any portion of the then-outstanding principal balance of this Note, together with accrued and unpaid interest on the principal amount prepaid and together with the premium set forth in Section 3(b), if applicable. All prepayments shall be applied to the interest outstanding hereunder prior to their application to the outstanding principal amount hereof. Upon prepayment of this Note, the Holder shall surrender this Note for cancellation, after which this Note shall be of no further force or effect.

                    (b) The prepayment premium shall be calculated as follows:
(i) If the prepayment is made at any time after the Initial Closing date through December 18, 2002, such prepayment shall be made by payment of an amount equal to 100% of the principal amount of the Note being prepaid; (ii) if the




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prepayment is made at any time from December 19, 2002 through June 18, 2003, such prepayment shall be made by payment of an amount equal to 105% of the principal amount of the Note being prepaid; (iii) if the prepayment is made at any time from June 19, 2003 through December 18, 2003, such prepayment shall be made by payment of an amount equal to 110% of the principal amount of the Note being prepaid; and (iv) if the prepayment is made at any time from December 19, 2003 through December 18, 2004, such prepayment shall be made by payment of an amount equal to 115% of the principal amount of the Note being prepaid. The portion of the prepayment which is in excess of the principal amount being prepaid shall be applied and shall be treated as a prepayment premium and not as a payment on account of any other obligation hereunder or otherwise.

                4.  Security Interest.

                    (a) Except for up to _______________________________ in
aggregate principal amount of additional notes sold by the Company on or after the date hereof (together, the "Additional Notes" and individually, an "Additional Note"), which shall rank equally with this Note, this Note shall be senior to all other indebtedness for money borrowed of the Maker, and, together with such Additional Notes, shall be secured by a first perfected priority lien and security interest in all of the assets and properties of the Maker, including, without limitation, all letters patents, patent applications, trademarks, tradenames, copyrights, trade secrets and other intellectual property owned or leased by the Maker or any of its affiliates, together with all proceeds and products thereof (the "Collateral"), pursuant to the Security Agreement; provided, however, that the Holder hereby expressly acknowledges that the Maker owns real estate located in Vernon, Connecticut (the "Mortgagee Collateral"), which is subject to a mortgage (the "Mortgage"), which is secured by a first perfected priority lien and security interest in favor of the Mortgagee, and that, with respect to the Mortgage, this Note and the Additional Notes shall be secured by a second perfected lien and security interest in the Mortgagee Collateral, pursuant to the terms and conditions of a Mortgage and Security Agreement by and between the Maker, the Holder and each other Holder of Additional Notes.

                    (b) Notwithstanding the foregoing, the Holder hereby expressly permits the Maker to establish a revolving credit facility (the "Credit Facility") with an institutional lender (the "Lender") for a maximum of Two Million Dollars ($2,000,000), and acknowledges that in the event the Maker establishes such a Credit Facility, repayment of the Credit Facility will be secured by a first perfected priority lien and security interest in favor of the Lender in (i) all existing and future accounts receivable of the Company and its direct and indirect subsidiaries (whether existing at the time of closing with the Lender or thereafter organized or acquired by the Maker), and (ii) all inventory and proceeds of such accounts receivable (the "Lender Collateral"), as set out in more detail in the Security Agreement. The Holder hereby expressly acknowledges that, solely in the event of the foregoing, the first priority perfected lien and security interest of the Holder and each holder of the Additional Notes in the Lender Collateral shall become subordinate only to the Lender's first priority perfected lien and security interest in the Lender's Collateral, so that repayment of this Note and the Additional Notes shall be secured by a second perfected lien and security interest only with respect to the Lender Collateral.

                5.  Conversion.


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


                    (a) Optional Conversion. If the Maker shall (i) fail to pay this Note when due, either at the Maturity Date or upon an Event of Default (as defined in Section 7), or (ii) fail to achieve the Performance Milestones (as defined below), the outstanding principal amount of this Note, together with accrued and unpaid interest, shall be convertible into shares of common stock, par value $.001 per share, of the Maker (the "Common Stock"), at the option of the Holder and upon written notice to the Maker within fifteen (15) Business Days following such failure to pay this Note or failure to achieve the Performance Milestones, at a conversion price (the "Optional Conversion Price") equal to a fifteen percent (15%) discount to the average closing bid price of the Common Stock for the five (5)-day trading period immediately following the later of (i) the date of such Event of Default or the date of the failure to meet Performance Milestones, and (ii) the date of the issuance of any press release relating to an Event of Default, subject to further adjustments set forth in Section 6 below. The shares of Common Stock issuable to the Holder upon conversion of the Note are hereinafter referred to as the "Conversion Shares." For the purposes of this Section 5, "Performance Milestone" shall mean the milestones set forth in the following table:

                             December 31, 2002          December 31, 2003
                             -----------------          -----------------

                  Revenues   $8,500,000                 $18,500,000
                  EBITDA     ($2,300,000)               $2,400,000

                    (b) Automatic Conversion. The outstanding principal amount of this Note, together with accrued and unpaid interest, shall be automatically convertible into Conversion Shares (the "Automatic Conversion"), at a conversion price (the "Automatic Conversion Price") equal to the lower of (i) One Dollar ($1.00) per share or (ii) the average closing bid price of the Common Stock for the five (5)-day trading period immediately prior to the Initial Closing Date, provided, however, that (i) the average closing bid price for the Maker's Common Stock has equaled or exceeded three (3) times the Automatic Conversion Price for a period of twenty (20) consecutive Trading Days, and (ii) that the shares to be issued upon the Automatic Conversion are trading on a national securities exchange or the NASDAQ SmallCap or National Market System, and all such securities are fully registered for resale or fully tradable under Rule 144 and not subject to any lock-up provisions, and (iii) provided further that the amount of Notes which are convertible within any thirty (30)-day period shall be limited to the number of Conversion Shares that is equal to ten (10) times the average daily trading volume during the thirty (30)-day period immediately prior to the Holder's receipt of the Conversion Notice. For the purposes of this Section, "Trading Days" shall mean any days during the course of which the principal securities exchange on which the Common Stock is listed or admitted to trading is open for the exchange of securities, or if the Common Stock is not listed or admitted to trading on any national securities exchange, the average closing sale price as furnished by the NASD through The Nasdaq Stock Market, Inc. ("Nasdaq") or by the OTC Electronic Bulletin Board or similar organization if Nasdaq is no longer reporting such information.

                    (c) Mechanics of Conversion. Within ten (10) Business Days of the Optional or Automatic Conversion, as the case may be, of this Note, the Maker shall issue to the Holder (or to the Holder's designee(s) set forth in the Holder's conversion election) the number of Conversion Shares to which the


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


Holder shall be entitled upon such conversion, and shall deliver or cause to be delivered to the Holder or such designee(s) the certificates representing such Conversion Shares, together with a written calculation in reasonable detail of the number of Conversion Shares issuable upon such exercise. All Conversion Shares issued or delivered upon any conversion hereunder shall, when issued or delivered, be duly authorized, validly issued, fully paid and nonassessable. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Maker shall pay cash equal to such fraction multiplied by the per share Conversion Price (as defined below).

                    (d) Taxes on Conversion. The issuance of certificates for the Conversion Shares upon conversion of this Note shall be made without charge by the Maker to the converting Holder for any tax in respect of the issuance of such certificates and such certificates shall be issued in the name of, or in such names as may be directed by, the Holder of this Note; provided, however, that neither the Maker shall be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of any such certificate in a name other than that of the Holder of this Note, and neither the Maker nor any affiliate of the Maker shall be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Maker or such affiliate of the Maker the amount of such tax or shall have established to the satisfaction of the Maker or such affiliate that such tax has been paid.

                    (e) Common Stock Reserved. The Maker shall, at all times during which this Note shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of this Note, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of this Note. Alternatively, the Maker shall take all action necessary to cause it to be authorized to issue all necessary securities issuable upon conversion of this Note. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Maker, be validly issued, fully paid and non-assessable.

                6.  Adjustments.

                    (a) Merger, Sale of Assets. etc. In the event the Maker, at any time prior to the Maturity Date or the Optional Conversion or the Automatic Conversion, (i) reorganizes (other than a combination, reclassification, exchange or subdivision); (ii) merges or consolidates the Maker with or into another corporation in which the Maker is not the surviving entity, or merges with another corporation in which the Maker is the surviving entity but the shares of the Maker's capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (iii) sells or transfers the Maker's properties and assets as, or substantially as, an entirety to any other person, then, as part of such reorganization, merger, consolidation, sale or transfer, provision shall be made so that the Holder shall thereafter be entitled to receive upon conversion of this Note the number of securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the securities deliverable upon exercise of this Note would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Note had been converted immediately prior to such reorganization, merger, consolidation, sale or transfer.



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



                    (b) Declaration of Dividends, Stock Splits, etc. In the event the Maker declares a dividend or distribution of its capital stock, or effects a stock split or reverse stock split with respect to its capital stock, or issues any shares of its capital stock by reclassification of shares of its capital stock, the Optional Conversion and Automatic Conversion rights of the Holder and the Maker, as applicable, in effect on the date of such event shall be adjusted proportionately so that the Holder thereafter shall be entitled to receive upon exercise pursuant to the terms and conditions hereof the aggregate number of shares of capital stock that such Holder would own or be entitled to receive after the happening of any of the events mentioned in this Section 6(b) if this Note had been converted or exchanged immediately prior to the close of business on the date of such event.

                    (c) Issuances below Conversion Price. In the event the Company issues or sells any shares of Common Stock for no consideration or for a consideration per share less than the Conversion Price in effect on the date of such issuance or sale, or issues or sells any debt or equity securities of the Company that are convertible into Common Stock (the "Convertible Securities") (other than (i) any shares of Common Stock issuable upon exercise of stock options granted by the Company to its employees in accordance with the Company's 2001 Stock Incentive Plan or any shares of Common Stock that become issuable upon exercise of stock options granted by the Company to its employees in accordance with any future stock option or incentive plan that is approved by the Board of Directors of the Company and by a majority-in-interest of the Notes; (ii) the Agent Warrants; (iii) the Advisory Warrant; and (iv) the ICR Warrant) with a conversion price less than the Conversion Price then in effect (a "Dilutive Issuance"), then immediately upon the Dilutive Issuance and prior to the issuance of the Conversion Shares (excluding stock dividends, subdivisions, split-ups, combinations, dividends, recapitalizations or other issuances of securities which are covered by Sections 6(a) and (b) herein), the Conversion Price for the Conversion Shares shall thereafter be adjusted to a price equal to the quotient obtained by dividing:

                         (1) an amount equal to the sum of

                             (x)  the total number of shares of Common Stock
outstanding immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance, plus

                             (y)  the consideration received by the Company upon
such issuance, by

                         (2) the total number of shares of Common Stock
outstanding immediately prior to such issuance plus the additional shares of Common Stock or securities exercisable for or convertible into Common Stock issued in such issuance (but not including any additional shares of Common Stock deemed to be issued as a result of any adjustment in the Conversion Price of any shares of Common Stock resulting from such issuance).

                    (d) Written Notice. The Maker shall give written notice to



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



the Holder within ten (10) days following the consummation of any transaction within the scope of this Section 6 and provide in such written notice a brief description of the terms and conditions of such transaction.

                    (e) Minimal Adjustments. No adjustment in a Conversion Price need be made if such adjustment would result in a change in such Conversion Price of less than five cents ($0.05). Any adjustment of less than five cents ($0.05) which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of five cents ($0.05) or more in a Conversion Price.

                  7.Events of Default. This Note shall become due and payable upon any of the following events, herein called "Events of Default":

                    (a) failure of the Maker to pay the principal amount, interest or any other amounts due under this Note as and when due;

                    (b) breach by the Maker of any representation or warranty made by the Maker in this Note, the Purchase Agreement, the Warrant, the Security Agreement or any related contained instrument, document or agreement;

                    (c) application for, or consent to, the appointment of a receiver, trustee or liquidator for the Maker or any of its properties;

                    (d) filing by the Maker of a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors;

                    (e) the entry against the Maker of a court order approving a petition filed against it under the federal bankruptcy laws, which order shall not have been vacated or set aside or otherwise terminated within sixty (60) days;

                    (f) except as expressly set forth in Section 7(a) hereof, the breach by the Maker of any covenant or agreement made by the Maker in this Note, the Purchase Agreement, the Warrant, the Security Agreement or any related instrument, document or agreement, which breach is not cured within thirty (30) days after the Maker receives written notice of such breach from the Holder;

                    (g) a declaration of a default against the Maker under any instrument or agreement for borrowed money; or

                    (h) the Maker agrees to pay in full settlement of any litigation, proceeding or action, or a judgment is entered by a court of competent jurisdiction with respect to any litigation, proceeding or action involving the Maker, at least One Hundred Thousand Dollars ($100,000).



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



                8. Transferability. Subject to compliance with applicable federal and state securities laws, and the prior written consent of the Maker, this Note shall be transferable. Any such transfer shall be effected by the presentation of this Note to the Maker for transfer, accompanied by a duly completed and executed Assignment Form in the form attached hereto as Exhibit B, and an opinion of counsel of the Holder in form reasonably satisfactory to the Maker that the transfer may be properly made under an exemption from registration under the Securities Act of 1933, as amended (the "Act") and applicable state securities laws. Any transfer made in violation of this Section 8 shall be void.

                9. Definitions. As used in this Note, the following terms shall have the following meanings:

                    "Business Day" shall mean any day except a Saturday, a Sunday, or a legal holiday in the City of New York other than a legal holiday on which the New York Stock Exchange is open for trading on a regular basis.

                    "Fair Market Value" shall mean, for any share of Common Stock on any date specified herein, the last sale price, regular way, on such date, or, if no sale takes place on such date, the average of the closing bid and asked prices on such date, in each case as officially reported on the principal national securities exchange or Nasdaq SmallCap Market on which such stock is listed or if not listed or admitted to trading, the average of the closing bid and asked prices of such stock in the over-the-counter market as reported by the Nasdaq Stock Market or a similar organization.

                10. Notices. Any notice, request or other communication required or permitted hereunder shall be in writing, and shall be deemed to have been given, if placed in the mail, registered or certified, postage prepaid, return receipt requested, or if personally delivered or sent via telex, facsimile or similar transmission addressed as follows:

                If to the Maker:

                         BIO-PLEXUS, INC.
                         129 Reservoir Road
                         Vernon, Connecticut 06066
                         Attention:   President
                         Telecopy Number: (860) 870-6118

                With a copy to:

                         Reid and Riege, P.C.
                         One State Street
                         Hartford, Connecticut 06103
                         Attention:  Craig L. Sylvester, Esq.
                         Telecopy Number:  (860) 240-1002



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                If to the Holder:

                =============================
                -----------------------------

Either party may change by notice the address to which notices to it are to be addressed.

                11. Successors and Assigns. All covenants, agreements and undertakings in this Note by or on behalf of any of the parties shall bind and inure to the benefit of the respective successors and assigns of the parties.

                12. Governing Law. This Note shall be governed by, construed under and interpreted and enforced in accordance with laws of the State of New York, without giving effect to principles of choice of law. Any action or proceeding arising out of or relating to this Note shall be commenced in a federal or state court having competent jurisdiction in the State of New York, and for the purpose of any such action or proceeding, each of the Maker and the Holder and any assignee of the Holder submits to the personal jurisdiction of the State of New York.

                13. Remedies. The Maker stipulates that the remedies at law of the Holder in the event of any default or threatened default by the Maker in the performance of or compliance with any of the terms of this Note are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

                14. Amendments. The terms and provisions of this Note may be amended in accordance with Section 8 of the Security Agreement by and among the Maker, the Holder, each of the individuals and entities named therein, and ComVest Venture Partners, L.P. (as administrative agent), dated as of even date herewith.

                15. Headings. The descriptive headings of the several paragraphs of this Note are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.



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                IN WITNESS WHEREOF, the Maker has executed this Note and has delivered it to the Holder, on the day and year first above written.

                                         BIO-PLEXUS, INC.


                                         By:      ______________________________
                                                  Name:
                                                  Title:


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



                                    Exhibit A


                            FORM OF CONVERSION NOTICE



TO:  Bio-Plexus, Inc.

       The undersigned owner of the Senior Subordinated 7% Non-Convertible Promissory Note, dated June ___, 2002 (the "Note"), issued by Bio-Plexus, Inc. (the "Maker") hereby irrevocably exercises the option to convert $_______________ of the principal amount of and accrued and unpaid interest on the Note into Conversion Shares, in accordance with the terms of the Note. The undersigned directs that the Conversion Shares issuable and certificates therefor (to the extent that certificates evidencing Conversion Shares are then being issued by the Maker) deliverable upon the exchange, be issued in the name of and delivered, if appropriate, to the undersigned unless a different name has been indicated below.

Dated:   _____________________

Signature:          _______________________




Please issue Conversion Shares
to the following individual or entity, if different from above:

Name:    ___________________________
Address: ___________________________
         ___________________________
         ___________________________
         (including zip code)

Social Security Number
or EIN Number:    ___________________________




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




                                    Exhibit B

                                   ASSIGNMENT


       FOR VALUED RECEIVED, the undersigned Holder of the attached Senior Subordinated 7% Non-Convertible Promissory Note (the "Note") issued by Bio-Plexus, Inc. (the "Maker") hereby sells, assigns and transfers unto the persons below, all right, title and interest of the undersigned in and to the obligations evidenced by the Note, and does hereby irrevocably constitute and appoint _______________________ attorney-in-fact to transfer the Note on the books of the Maker with full power of substitution in the premises.

Dated:   _________________________




Signature:        ________________________

Fill in for new Registration of Note:

---------------------------------
Name of Noteholder


Address of Noteholder:     __________________________
                           ___________________________
                           ___________________________




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